Exhibit 99.2

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This report on Form 10K and other documents filed or furnished by us under the federal securities law include, and future oral or written statements or press releases by us and our management may include, forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and as such may involve known and unknown risks, uncertainties, and other factors that may cause our actual results to be materially different from the anticipated future results expressed or implied by such forward-looking statements.

Such statements include, without limitation, statements regarding (i) estimated fair values of capital assets, the recoverability of the cost of those assets, the estimated future cash flows attributable to those assets, and the appropriate discounts to be applied in determining the net present values of those estimated cash flows; (ii) estimated scrap values of assets; (iii) estimated proceeds from sales of assets and the anticipated cost of constructing , financing, or purchasing new or existing vessels ; (iv) estimated fair values of financial instruments, such as interest rate, commodity and currency swap agreements; (v) estimated losses (including independent actuarial estimates) under self-insurance arrangements, as well as estimated gains or losses on certain contracts, trade routes, lines of business or asset dispositions; (vi) estimated losses attributable to asbestos claims; (vii) estimated obligations, and the timing thereof, to the U.S. Customs Service relating to foreign repair work; (viii) the adequacy of our capital resources and the availability of additional capital resources on commercially acceptable terms; (ix) our ability to remain in compliance with our debt covenants; (x) anticipated trends in government sponsored cargoes; (xi) our ability to effectively service our debt; (xii) financing opportunities and sources (including the impact of financings on our financial position, financial performance or credit ratings); (xiii) anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, acquisition and divestiture opportunities, business prospects, regulatory and competitive outlook, investment and expenditure plans, investment results, pricing plans, strategic alternatives, business strategies, and other similar statements of expectations or objectives, and (xiv) assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words.

Our forward-looking statements are based upon our judgment and assumptions as of the date such statements are made concerning future developments and events, many of which are outside of our control.  These forward looking statements, and the assumptions upon which such statements are based, are inherently speculative and are subject to uncertainties that could cause our actual results to differ materially from such statements.  Important factors that could cause our actual results to differ materially from our expectations may include, without limitation, our ability to (i) identify customers with marine transportation needs requiring specialized vessels or operating techniques; (ii) secure financing on satisfactory terms to acquire, modify, or construct vessels if such financing is necessary to service the potential needs of current or future customers;  (iii) obtain new contracts or renew existing contracts which would employ certain of our vessels or other assets upon the expiration of contracts currently in place, on favorable economic terms; (iv) manage the amount and rate of growth of our general and administrative expenses and costs associated with operating certain of our vessels; (v) and manage our growth in terms of implementing internal controls and information systems and hiring or retaining key personnel, among other things, and (vi)  effectively handle our substantial leverage by servicing and meeting the covenant requirements in each of our debt instruments, thereby avoiding any defaults under those instruments and avoiding cross defaults under others.

Other factors include (i) changes in cargo, charterhire, fuel, and vessel utilization rates; (ii) the rate at which competitors add or scrap vessels in the markets as well as demolition scrap prices and the availability of scrap facilities in which we operate; (iii) changes in interest rates which could increase or decrease the amount of interest we incur on borrowings with variable rates of interest, the availability and cost of capital to us, and the exposure to foreign currency exchange rates,; (iv) the impact on our financial statements of nonrecurring accounting charges that may result from our ongoing evaluation of business strategies, asset valuations, and organizational structures; (v) changes in accounting policies and practices adopted voluntarily or as required by accounting principles generally accepted in the United States; (vi) changes in laws and regulations such as those related to government assistance programs and tax rates; (vii) the frequency and severity of claims against us, and unanticipated outcomes of current or possible future legal proceedings; (viii) unexpected out-of-service days on our vessels, whether due to unplanned maintenance, piracy or other causes; (ix) the ability of customers to fulfill obligations with us; (x) the performance of unconsolidated subsidiaries; and (xi) other economic, competitive, governmental, and technological factors which may affect our operations.

For additional information, see the description of our business included above, as well as Item 7 of this report.  Due to these uncertainties, there can be no assurance that our anticipated results will occur, that our judgments or assumptions will prove correct, or that unforeseen developments will not occur.  Accordingly, you are cautioned not to place undue reliance upon any of our forward-looking statements, which speak only as of the date made.  Additional risks that we currently deem immaterial or that are not presently known to us could also cause our actual results to differ materially from those expected in our forward-looking statements.  We undertake no obligation to update or revise for any reason any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or developments, changed circumstances or otherwise.

CRITICAL ACCOUNTING POLICIES

Set forth below is a discussion of the accounting policies and related estimates that we believe are the most critical to understanding our consolidated financial statements, financial condition, and results of operations and which require complex management judgments or estimates and entail material uncertainties.  Information regarding our other accounting policies is included in the Notes to Consolidated Financial Statements appearing elsewhere herein.

Voyage Revenue and Expense Recognition
Revenues and expenses relating to our Rail-Ferry Service segment voyages are recorded over the duration of the voyage.  Our voyage expenses are estimated at the beginning of the voyages based on historical actual costs or from industry sources familiar with those types of charges.  As the voyage progresses, these estimated costs are revised with actual charges and timely adjustments are made.  The expenses are ratably expensed over the voyage based on the number of days in progress at the end of the period.  We believe there is no material difference between recording estimated expenses ratably over the voyage versus recording expenses as incurred.  Revenues and expenses relating to our other segments' voyages, which require no estimates or assumptions, are recorded when earned or incurred during the reporting period.

Depreciation
Provisions for depreciation are computed on the straight-line method based on estimated useful lives of our depreciable assets.  Various methods are used to estimate the useful lives and salvage values of our depreciable assets. Due to the capital intensive nature of our business and our large base of depreciable assets, changes in such estimates could have a material effect on our results of operations.

Drydocking Costs
We defer certain costs related to the drydocking of our vessels.  Deferred drydocking costs are capitalized as incurred and amortized on a straight-line basis over the period between drydockings (generally two to five years).  Because drydocking charges can be material in any one period, we believe that the acceptable deferred method provides a better matching for the amortization of those costs over future revenue periods benefiting from the drydocking of our vessel.  We capitalize only those costs that are incurred to meet regulatory requirements or upgrades, or that add economic life to the vessel.  Normal repairs, whether incurred as part of the drydocking or not, are expensed as incurred.

Income Taxes
Income taxes are accounted for in accordance with ASC Topic 740-10 (Previously SFAS No. 109, “Accounting for Income Taxes”). Provisions for income taxes include deferred income taxes that are provided on items of income and expense, which affect taxable income in one period and financial income in another.  Certain foreign operations are not subject to income taxation under pertinent provisions of the laws of the country of incorporation or operation.  However, pursuant to existing U.S. Tax Laws, earnings from certain of our foreign operations are subject to U.S. income taxes when those earnings are repatriated to the U.S.  We intend to permanently re-invest $3,051,108 and $24,135,275 of our 2009 and 2008 foreign earnings, respectively, and accordingly, have not provided deferred taxes in the amount of $1,067,888 and $8,447,346 against those earnings.  The Jobs Creation Act, which first applied to us on January 1, 2005, changed the United States tax treatment of the foreign operations of our U.S. flag vessels and our international flag shipping operations.  We made an election under the Jobs Creation Act to have our qualifying U.S. flag operations taxed under a “tonnage tax” rather than under the usual U.S. corporate income tax regime.
On July 13, 2006, the Financial Accounting Standards Board (“FASB”) issued ASC Topic 740-10-05 (Previously Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Tax—an Interpretation of FASB Statement No. 109), to create a single model to address accounting for uncertainty in tax positions.  ASC 740-10-05 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.  ASC 740-10-05 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.
As of December 31, 2009, our deferred tax liability was $2.1 million, a decrease of $2.8 million from the same period in 2008.  The deferred tax liability has been effectively reduced as a result of our tax policy that could potentially result in the establishment of valuation allowances as early as the first quarter of 2010.  The net effect of this position would result in a higher effective tax rate during 2010.  The reserves would allow the company to recover these benefits at a later time.

Self-Retention Insurance
As explained further in Note D to the Notes to our Consolidated Financial Statements contained elsewhere in this report, we maintain provisions for estimated losses under our self-retention insurance based on estimates of the eventual claims settlement costs.  Our policy is to establish self-insurance provisions for Hull and Machinery and Loss of Hire for each policy year based on our estimates of eventual claims’ settlement cost.  Our estimates are determined based on various factors, such as (1) severity of the injury (for personal injuries) and estimated potential liability based on past judgments and settlements, (2) advice from legal counsel based on its assessment of the facts of the case and its experience in other cases, (3) probability of pre-trial settlement which would mitigate legal costs, (4) historical experience on claims for each specific type of cargo (for cargo damage claims), and (5) whether our seamen are employed in permanent positions or temporary revolving positions.  It is reasonably possible that changes in our estimated exposure may occur from time to time.  The measurement of our exposure for self-insurance liability requires management to make estimates and assumptions that affect the amount of loss provisions recorded during the reporting period.  Actual results could differ materially from those estimates.

Asbestos Claims
We maintain provisions for estimated losses for asbestos claims based on estimates of eventual claims settlement costs.  Our policy is to establish provisions based on a range of estimated exposure.  We estimate this potential range of exposure using input from legal counsel and internal estimates based on the individual deductible levels for each policy year. We believe that insurance and the indemnification of a previous owner of one of our wholly-owned subsidiaries will partially mitigate our exposure.  The measurement of our exposure for asbestos liability requires management to make estimates and assumptions that affect the amount of the loss provisions recorded during the period.  Our estimates and assumptions are formed from variables such as the maximum deductible levels in a claim year, the amount of the indemnification recovery and the claimant's employment history with the company.  Actual results could differ materially from those estimates.

Derivative Instruments and Hedging Activities
Under ASC Topic 815-10 (Previously SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended”), in order to consider a derivative instrument as a hedge, (i) we must designate the instrument as a hedge of future transactions, and (ii) the instrument must reduce our exposure to the applicable risk.  If the above criteria are not met, we must record the fair market value of the instrument at the end of each period and recognize the related gain or loss through earnings.  If the instrument qualifies as a hedge, net settlements under the agreement are recognized as an adjustment to earnings, while changes in the fair market value of the hedge are recorded through Stockholders’ Investment in Other Comprehensive Income (Loss).  We currently employ, or have employed in the recent past, interest rate swap agreements, foreign currency contracts, and commodity swap contracts (See Note N – Fair Value of Financial Instruments and Derivatives on Page F-31).

Pension and Postretirement Benefits
Our pension and postretirement benefit costs are calculated using various actuarial assumptions and methodologies as prescribed by ASC Topic 715-10-15 (Previously SFAS No. 87, “Employers’ Accounting for Pensions”) and ASC Topic 715-10-15 (Previously SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions”). These assumptions include discount rates, health care cost trend rates, inflation, rate of compensation increases, expected return on plan assets, mortality rates, and other factors.  We believe that the assumptions utilized in recording the obligations under our plans are reasonable based on input from our outside actuary and information as to historical experience and performance.  Differences in actual experience or changes in assumptions may affect our pension and postretirement obligations and future expense.
In September of 2006, the Financial Accounting Standards Board (“FASB”) issued ASC Topic 715-30-35 (Previously SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)”). This statement requires balance sheet recognition of the overfunded or underfunded status of pension and postretirement benefit plans.  Under SFAS No. 158, actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting standards must be recognized in Other Comprehensive Income, net of tax effects, until they are amortized as a component of net periodic benefit cost.  In addition, the measurement date, the date at which plan assets and the benefit obligation are measured, is required to be the company’s fiscal year end.

EXECUTIVE SUMMARY

Overview of 2009
Overall Strategy
The company operates a diversified fleet of U.S. and International flag vessels that provide international and domestic maritime transportation services to customers primarily under medium to long-term contracts. Our business strategy consists of identifying growth opportunities as market needs change, utilizing our extensive experience to meet those needs, and continuing to maintain a diverse portfolio of medium to long-term contracts, under which we can serve our long-standing customer base by providing quality transportation services.

Financial Discipline & Strong Balance Sheet

We continued to improve our financial position in 2009.

▪	Operating cash flow increased from $42.2 million in 2008 to $62.7 million in 2009.
▪	Working capital (Current Assets less Current Liabilities) of $42.0 million.
▪	Cash dividend payments of $2.00 per share for the fiscal year.
▪	Long term debt to equity ratio of 40.9% for 2009 as compared to 61.8% for 2008.

2009 Consolidated Financial Performance

We continued to improve on prior year performance with overall net income results for 2009 at $42.2 million, which included $5.1 million in impairment losses and losses on the sale of vessels, as compared to $39.1 million for 2008, which included a $15.9 million gain on sale of a vessel.  This was supported by improvements in our Time Charter and Contract of Affreightment segments, offset partially by a decline in our Rail-Ferry segment.  The increased carriage of supplemental cargoes on our U.S. flag PCTC’s was the primary factor behind the improved results.

▪	Consolidated gross voyage profit grew from $41.7 million for the full year 2008 to $61.1 million for the full year 2009.
▪
Administrative expenses increased by $1.2 million year on year partially as a result of recognizing a $750,000 accrued contingent liability associated with incentives received from various Alabama agencies to relocate our corporate headquarters.

▪	Loss on sale of vessel of $2.2 million.
▪	Sustained performance of unconsolidated entities.

Segment Performance

Time Charter Contracts – U.S. Flag
 ▪   Improvement in gross profit from $23.5 million in 2008 to $54.5 million in 2009.
▪	Increases in our supplemental cargo volume in addition to fixed time-charter rates.

Time Charter Contracts – International Flag
     ▪  Decrease in annual gross profit of $6.8 million compared to 2008

Contract of Affreightment (“COA”)
▪	Increase in gross profit of $600,000 year on year.

Rail-Ferry
▪	Overall decrease in gross profit of $3.7 million primarily due to a drop in northbound volumes and lower margins.
   ▪  Major northbound customer stopped shipments in late 2009.
    ▪  Continued strong southbound volumes.

Other
▪	Net income from unconsolidated entities decreased from $20.9 million, which included an after-tax gain on the sale of a Panamax Bulk Carrier of $15.9 million in 2008, to $7.0 million in 2009.

YEAR ENDED DECEMBER 31, 2009
COMPARED TO YEAR ENDED DECEMBER 31, 2008

		Time Charter
(All Amounts in Thousands)	Time Charter Contracts –U.S. Flag	Contracts-International Flag	COA	Rail-Ferry Service	Other	Total
2009
Revenues from External Customers	$278,746	$51,346	$17,928	$27,688	$4,243	$379,951
Voyage Expenses	210,877	41,537	15,678	24,046	3,540	295,678
Vessel Depreciation	13,368	1,407	-	5,468	11	20,254
Impairment Loss	-	(2,899)	-	-	-	(2,899)
Gross Voyage Profit (Loss)	54,501	5,503	2,250	(1,826)	692	61,120
2008
Revenues from External Customers	$166,640	$52,165	$19,195	$39,410	$4,491	$281,901
Voyage Expenses	129,779	38,700	17,553	32,136	2,071	220,240
Vessel Depreciation	13,386	1,205	-	5,365	12	19,968
Gross Voyage Profit	23,475	12,260	1,642	1,909	2,408	41,693

The changes of revenue and expenses associated with each of our segments are discussed within the gross voyage analysis below.

Time Charter Contracts-U.S. Flag: The increase in this segment’s gross voyage profit from $23.5 million in 2008 to $54.5 million in 2009 is primarily due to an increase in the carriage of supplemental cargoes on our U.S. flag Pure Car Truck Carriers.  Revenues for the segment increased from $166.6 million in 2008 to $278.7 million in 2009 as a direct result of the increase in supplemental cargoes.

Time Charter Contracts-International Flag: The decrease in this segment’s gross voyage profit from $12.3 million in 2008 to $5.5 million in 2009 is due to an impairment loss of $2.9 million recognized in the second quarter 2009 on one of our International flag container vessels and the scheduled reduction in time-charter rates on our two International Flag container vessels.

Contract of Affreightment: The increase in this segment’s gross voyage profit from $1.6 million in 2008 to $2.3 million in 2009 was primarily due to lower fuel costs in 2009, which was partially offset by a decrease in revenues due to contractually scheduled freight rate adjustment.

Rail-Ferry Service:  Gross voyage results for this segment decreased from a profit of $1.9 million in 2008 to a loss of $1.8 million in 2009, while revenues decreased from $39.4 million in 2008 to $27.7 million in 2009. The current weak conditions continue to have a negative impact especially with the northbound service. In December 2009, we  were notified by one if its major northbound customers of their intention to discontinue using the service effective immediately sighting a sourcing decision as their reason for the change. This loss represents approximately  23% of total revenue for this segment. The Company continues to work on its marketing strategy and its plan to increase northbound volumes. (See Risk Factors, starting on Page 10)

Other: Gross voyage profit for this segment decreased from $2.4 million in 2008 to $692,000 in 2009. This decrease was primarily due to foreign currency exchange losses related to our unconsolidated interest in an entity in Mexico, an exchange loss on the Yen denominated facility revaluation adjustment and a favorable  earnings adjustment for one of our 50% owned investees, which increased gross profit and were recorded in 2008.

Other Income and Expenses

       Administrative and general expenses (A&G) increased 6% from $21.4 million in 2008 to $22.6 million in 2009.  A substantial portion of this increase was due to the expansion of our executive stock compensation program initiated in April 2008 and accrual of a contingent liability associated with incentives received from various Alabama agencies.

    The following table shows the significant A&G components for the twelve months ending December 31, 2009 and 2008 respectively:

(All amounts in thousands)	Year Ended December 31,
A&G Account	2009	2008	Variance

Wages and Benefits	$10,142	$9,574	$568
Executive Stock Compensation	1,834	874	960
Professional Services	2,627	2,875	(248)
Office Building Expense	1,292	1,159	133
Other	6,270	5,971	299
Consulting Fees*	476	961	(485)
TOTAL:	$22,641	$21,414	$1,227

    * Fees associated with unaffiliated company’s offer to purchase the Company.

Interest expense decreased 11.3% from $6.9 million in 2008 to $6.1 million in 2009. The decrease was primarily due to lower interest rates and lower principal balances.
Results from our investments decreased from $525,000 of income in 2008 to a loss of $72,000 in 2009. Included in these amounts are recognized impairment losses of $369,000 in the fourth quarter of 2008 and $757,000 in the first three quarters of 2009 on the Company’s investment in marketable securities. These charges reflect investments in certain equity securities whose market values had been materially impacted by current economic conditions. During the fourth quarter of 2009, we sold our stock portfolio and recognized a gain of approximately $980,000 on the sale, which is reported as a separate line item under Interest and Other on the Income Statement.

Income Taxes
For 2009, we recorded a benefit for income taxes of $3.5 million on $31.7 million of income from continuing operations before income from unconsolidated entities, reflecting tax losses on operations taxed at the U.S. corporate statutory rate.  For 2008, our benefit was $877,000 on $12.4 million of income from continuing operations before income from unconsolidated entities.  Our tax benefit increased from the comparable prior year primarily as a result of lower results of the Company’s U.S. flag Coal Carrier and Rail Ferry segments, which are subject to the higher corporate statutory rate.
As a result of the recent losses on operations taxed at the U.S. corporate statutory rate, we are unable to rely on projections of future taxable income in assessing the realizability of the deferred tax assets associated with such operations.  Accordingly, the realizability of such deferred tax assets has been assessed based on the future reversals of existing deferred tax liabilities, which were sufficient to support the realization of the deferred tax assets as of December 31, 2009. However, if we continue to generate losses from these operations, we may need to establish a valuation allowance against the portion of the deferred tax assets not realizable through future reversals of existing deferred tax liabilities. The establishment of a valuation allowance would have a negative impact on our effective tax rate and future changes to be valuation allowance would impact the effective tax rate.

Equity in Net Income of Unconsolidated Entities
Equity in net income of unconsolidated entities, net of taxes, decreased from $20.9 million in 2008 to $7.0 million in 2009.
The results were driven by our 50% investment in Dry Bulk Cape Holding Ltd (“Dry Bulk”), which owns 100% of subsidiary companies currently owning one Panamax-size Bulk Carrier, two Capesize Bulk Carriers and having two Handymax Bulk Carrier Newbuildings on order for delivery in 2012.  Dry Bulk contributed $6.8 million in 2009 as compared to $21.2 million in 2008.  The 2008 results included a gain on the sale of one of Dry Bulk’s subsidiaries’ vessels, a Panamax Bulk Carrier, of approximately $15.9 million in June 2008.

YEAR ENDED DECEMBER 31, 2008
COMPARED TO YEAR ENDED DECEMBER 31, 2007

		Time Charter
(All Amounts in Thousands)	Time Charter Contracts-U.S. Flag	Contracts-International Flag	COA	Rail-Ferry Service	Other	Total
2008
Revenues from External Customers	$166,640	$52,165	$19,195	$39,410	$4,491	$281,901
Voyage Expenses	129,779	38,700	17,553	32,136	2,071	220,240
Vessel Depreciation	13,386	1,205	-	5,365	12	19,968
Gross Voyage Profit (Loss)	23,475	12,260	1,642	1,909	2,408	41,693
2007
Revenues from External Customers	$136,537	$41,799	$16,652	$21,235	$1,890	$218,113
Voyage Expenses	106,216	31,612	10,940	18,406	841	168,015
Vessel Depreciation	14,997	313	1,612	4,395	5	21,322
Gross Voyage Profit	15,324	9,874	4,100	(1,566)	1,044	28,776

The changes of revenue and expenses associated with each of our segments are discussed within the gross voyage analysis below.

Time Charter Contracts-U.S. Flag: The increase in this segment’s gross voyage profit from $15.3 million in 2007 to $23.5 million in 2008 was due to an increase in the carriage of supplemental cargoes on our U.S. flag Pure Car Truck Carriers. Revenues for the segment increased from $136.5 million in 2007 to $166.6 million in 2008 as a direct result of the increase in supplemental cargoes.

Time Charter Contracts- International Flag: This segment’s gross voyage profit increased from $9.9 million in 2007 to $12.3 million in 2008 while revenues for the segment increased from $41.8 million in 2007 to $52.2 million in 2008.  This improvement in revenues and gross voyage profit is primarily the result of operating one additional International flag Pure Car Truck Carrier for the full year 2008 as compared to approximately half of 2007.

Contract of Affreightment: The decrease in this segment’s gross voyage profit from $4.1 million in 2007 to $1.6 million in 2008 was primarily due to an increase in costs associated with operating the segment’s vessel under an operating lease in 2008.  The vessel, which was fully depreciated for tax purposes, was sold in 2007.  The benefits derived under an operating lease are reflected in a lower net effective tax rate.  The increase in revenue from $16.7 million in 2007 to $19.2 million in 2008 was due to increased voyages and freight rate escalation for increasing fuel costs in 2008.

Rail-Ferry Service:  Gross voyage results for this segment improved from a loss of $1.6 million in 2007 to a profit of $1.9 million in 2008.  This increase was due to additional sailings in 2008 as well as increased cargo volumes which were carried as a result of the addition of second decks on each rail-ferry vessel.  Operation of the vessels with the second decks began in the third quarter of 2007.  Revenues for this segment increased from $21.2 million in 2007 to $39.4 million in 2008 due to the additional sailings and increased cargo volumes utilizing second deck capacity.

Other: Gross voyage profit for this segment increased from $1.0 million in 2007 to $2.4 million in 2008. This increase was primarily due to 2007 adjusted earnings recorded in 2008 for Dry Bulk.

Other Income and Expenses

      Administrative and general expenses (A&G) increased 18% from $18.2 million in 2007 to $21.4 million in 2008.  A substantial portion of this increase was due to fees related to charges associated with advisory and legal costs resulting from an unaffiliated shipping company’s unsolicited conditional offer to purchase the Company’s outstanding shares, employee relocation expenses associated with the move of the Company’s headquarters to Mobile, Alabama, and stock compensation expense for stock grants awarded to Executive Officers.

    The following table shows the significant A&G components for the twelve months ending December 31, 2008 and 2007 respectively:

(All amounts in thousands)	Year Ended December 31,
A&G Account	2008	2007	Variance

Wages and Benefits	$9,574	$10,312	$(738)
Executive Stock Compensation	874	-	874
Professional Services	2,875	1,472	1,403
Office Building Expense	1,159	1,114	45
Consulting Fees/ Relocation	961	810	151
Other	5,971	4,450	1,521
TOTAL:	$21,414	$18,158	$3,255

Interest expense decreased 29.6% from $9.8 million in 2007 to $6.9 million in 2008.  The decrease was primarily due to the retirement of all the remaining outstanding obligations of our 7¾% Senior Unsecured Notes (“Notes”) in October of 2007.  We recognized an impairment loss of $369,000 on the Company’s investment in marketable securities in the fourth quarter of 2008.  The charge reflects investments in certain equity securities whose market values were materially impacted by current economic conditions.

        Investment income decreased from $2.6 million in 2007 to $894,000 in 2008. The decrease was primarily due to a lower rate of return on our short-term investments.

Income Taxes

For 2008, we recorded a benefit for income taxes of $877,000 on $12.4 million of income from continuing operations before income from unconsolidated entities, reflecting tax losses on operations taxed at the U.S. corporate statutory rate.  For 2007, our benefit was $1.4 million on our $3.8 million of income from continuing operations before income from unconsolidated entities.  Our tax benefit decreased from the comparable prior year primarily as a result of improved earnings from our Rail Ferry segment which are taxed at the 35% statutory rate.

Equity in Net Income of Unconsolidated Entities

        Equity in net income of unconsolidated entities, net of taxes, increased from $6.6 million in 2007 to $20.9 million in 2008.

The improved results came from our 50% investment in Dry Bulk Cape Holding Ltd (“Dry Bulk”), which owns 100% of subsidiary companies currently owning two Capesize Bulk Carriers and one Panamax Bulk Carrier, which contributed $21.2 million in 2008 compared to $6.7 million in 2007.  This increase was primarily due to a gain on the sale of one of Dry Bulk’s subsidiaries’ vessels, a Panamax Bulk Carrier, of approximately $15.9 million in June 2008.

During the second quarter of 2007, Dry Bulk’s subsidiary companies entered into ship purchase agreements with Mitsui & Co. of Japan for two newbuildings Handymax Bulk Carriers to be delivered in the first half of 2012.  Total investment in the newbuildings is anticipated to be approximately $74.0 million, of which the Company’s share would be 50% or approximately $37.0 million.  We expect to make our interim construction payments with cash generated from Dry Bulk’s subsidiary companies’ operations.  A decision on any long-term financing is expected to be determined at delivery.  Our 50% share of the initial contract payment of $750,000 was made in May of 2007.  For more information, see below “Liquidity and Capital Resources – Bulk Carriers.”

Discontinued Operations

        In the third quarter of 2007, we elected to discontinue our International LASH service by the end of 2007.  During the first two months of 2008, we sold the one remaining LASH vessel and the majority of LASH barges, with the remaining LASH barges under contract to be sold by the end of the first quarter of 2008.  The after-tax gain of $9.9 million recorded in 2007 reflects a gain of $7.3 million on the sale of two LASH Vessels and $2.6 million on the sale of LASH barges. The after-tax gain of $4.6 million recorded in 2008 reflects the gain from the sale of one LASH Vessel and remaining LASH barges.  During 2008 there were no revenues associated with the discontinued LASH services, as compared to $42.0 million for 2007.  Profit from operations before taxes were $220,000 in 2008, compared to a $4.2 million loss in 2007.

      Our U.S. flag LASH service and International LASH service were reported in “Continuing Operations” as a part of our Liner segment in periods prior to June 30, 2007.  The financial results for all periods presented have been restated to remove the effects of both of those operations from “Continuing Operations”.

LIQUIDITY AND CAPITAL RESOURCES

    The following discussion should be read in conjunction with the more detailed Consolidated Balance Sheets and Consolidated Statements of Cash Flows included elsewhere herein as part of our Consolidated Financial Statements.

    Our working capital (which we define as the difference between our total current assets and total current liabilities) decreased from $50.5 million at December 31, 2008, to $42.0 million at December 31, 2009.  Cash and cash equivalents decreased during 2009 by $4.4 million to a total of $47.5 million.  This decrease was due to cash provided by operating activities of $62.7 million and cash provided by financing activities of $12.7 million being offset by cash used by investing activities of $79.8 million.  Of the $98.8 million in current liabilities at December 31, 2009, $68.8 million related to current maturities of long-term debt.  Approximately $48.0 million of this debt is offset in current assets as the current portion of a direct finance lease on a PCTC we purchased in 2007.

    During 2009, operating activities generated positive cash flow after adjusting net income of $42.2 million for non-cash provisions such as depreciation and amortization.  Net cash provided by operating activities of $62.7 million for 2009 was generated after adjusting for non-cash items such as a $2.9 million impairment loss on one of our International flag container vessels, amortization of deferred charges, a non-cash deduction of $7.0 million from the equity in net income of unconsolidated entities, and deferred drydocking payments of $16.0 million.  During 2009, we received cash dividends of $3.0 million from the normal operations of our unconsolidated entities.

    Cash used by investing activities of $79.8 million for 2009 included capital outlays of $80.3 million and the purchase of short-term corporate bonds of $10.6 million, partially offset by proceeds from the sale of assets of $5.0 million and principal payments received under direct financing leases of $7.8 million.  Included in the $80.3 million of capital payments is $40.7 million for the purchase of the two vessels used in an Indonesian mining service, subsequently sold to a third party under an installment sale described further below.  Additionally, we made equity payments of $17 million paid toward the construction of three new Handy size double-hull Drybulk Carriers, and $16.6 million in installment payments toward the construction of a Pure Car/ Truck Carrier to be delivered in March 2010.

    Cash provided by financing activities of $12.7 million for 2009 included regularly scheduled debt payments of $14.2 million and cash dividends paid of $14.5 million, partially offset by proceeds from new debt of $41.6 million, including a $25.0 million loan relating to the purchase of the two vessels previously mentioned to be used in an Indonesian mining service.

    We entered into a financing agreement with Regions Bank on August 27, 2009 for a five year facility to finance up to $40.0 million for the purchase of additional vessels. As of December 31, 2009, the Company has drawn $25.0 million under this facility towards the purchase of the vessels to fulfill the additional requirements under the Indonesian mining contract. The vessels purchased with the loan proceeds were subsequently sold to a third party in the third quarter of 2009, generating a deferred gain of approximately $10.6 million. In addition to a $1.1 million payment received from the buyer, a ten year note receivable was agreed to for the remaining balance. We hold a first mortgage covering the vessels until the note is fully satisfied. Due to our financing of the transaction, the gain realized on the sale was deferred. This deferral will be recognized over ten years, the length of the agreement with the buyer. With this financing, our unsecured revolving line of credit was reduced from $35 million to $30 million, expiring in April of 2011. As of December 31, 2009, $6.4 million of this revolving credit facility was pledged as collateral for letters of credit, and the remaining $23.6 million was available.

    In 2007, we acquired a 2007-built PCTC, which we reflagged to U.S. flag. The vessel was financed with a three year Yen denominated note with a balloon payment of 4.25 billion Yen due on September 10, 2010. Immediately after being delivered to us in September of 2007, we chartered this vessel through August of 2010 to a Far East based shipping company, which held an option to purchase the vessel at the end of the contract.  The charter was based on Yen capital hire payments which correspond with our Yen debt payments.  On February 5, 2010, the charterer notified us of their intention not to exercise their option to purchase the vessel and subsequently negotiated a mutually acceptable redelivery of the vessel effective February 14, 2010. On March 8, 2010 we entered into a U.S. denominated bridge loan which converted our total outstanding debt of 4.32 billion Yen to approximately $48 million USD. We intend to replace the bridge loan with long-term financing by September of 2010.

    As a result of the redelivery of the vessel in February 2010, we will reclassify approximately $48.0 million of net investment in direct financing leases from current assets to vessels in the first quarter of 2010.  This reclassification will result in a decrease in our working capital of $48.0 million; however, the debt associated with this vessel will continue to be classified as a current liability since the debt matures in September 2010.  If we are unable to refinance the debt of $48.0 million by the end of the second quarter of 2010 through replacement of the bridge loan with long-term financing, our working capital position will be negatively impacted, which could result in a working capital deficit and potential violation of the working capital covenant included in most of our credit agreements.  Alternatively, the debt could be partially or completely refinanced on a long-term basis by draws on our revolving credit agreement provided we extend the term of that agreement beyond its current maturity date of April 2011.  We fully expect to extend the revolving credit agreement beyond its maturity date.

    We routinely evaluate the possibility of acquiring additional vessels or businesses.  At any given time, we may be engaged in discussions or negotiations regarding additional acquisitions.  We generally do not announce our acquisitions or dispositions until we have entered into a preliminary or definitive agreement.  We may require additional financing in connection with any such acquisitions, the consummation of which could have a material impact on our financial condition or operations.

Stock Repurchase Program

On January 25, 2008, the Company’s Board of Directors approved a share repurchase program for up to a total of 1,000,000 shares of the Company’s common stock. We expect that any share repurchases under this plan will generally be made from time to time for cash in open market transactions at prevailing market prices. The timing and amount of any purchases under the program will be determined by management based upon market conditions and other factors.  Through December 31, 2008, we had repurchased 491,572 shares of our common stock for $11.5 million.  No shares were repurchased in 2009. Unless and until the Board otherwise provides, this new authorization will remain open indefinitely or until we reach the 1,000,000 share limit.

Debt and Lease Obligations

As of December 31, 2009, we held five vessels under operating contracts, five vessels under bareboat charter or lease agreements and five vessels under time charter agreements.  The types of vessels held under these agreements include four Pure Car/Truck Carriers, three Breakbulk/Multi Purpose vessels, three Roll-On/Roll-Off vessels, three Container vessels and a Tanker vessel, all of which operate in our Time Charter segment, and a Molten Sulphur Carrier operating in our Contracts of Affreightment segment.  We also conduct certain of our operations from leased office facilities.

We entered into a new lease agreement on our Singapore office which became effective October 1, 2009.  The length of the lease is five years with an option to renew for a further period of three years.  The agreement calls for total annual payments of approximately $253,000 for all five years.  The rent expense, along with the associated leasehold improvements are being amortized using the straight-line method over the lease-term.

Debt Covenants

In the unanticipated event that our cash flow and capital resources are not sufficient to fund our debt service obligations, we could be forced to reduce or delay capital expenditures, sell assets, obtain additional equity capital, enter into financings of our unencumbered vessels or restructure debt. We believe we have sufficient liquidity despite the current disruption of the capital and credit markets and can continue to fund working capital and capital investment liquidity needs through cash flow from operations.  To the extent we are required to seek additional capital, our efforts could be hampered by the recent turmoil in the credit markets. See “Risk Factors” in Item 1A of this annual report.    We presently have variable to fixed interest rate swaps on 85% of our long-term debt.

Contractual Obligations and Other Commitments

    The following is a summary of the scheduled maturities by period of our debt and lease obligations that were outstanding as of December 31, 2009:

Debt and lease obligations (000’s)	Total	2010	2011	2012	2013	2014	Thereafter
Long-term debt (including current maturities)	$166,424	$68,789	$13,572	$25,963	$27,571	$17,150	$13,379
Interest payments	20,014	5,873	4,324	3,741	3,383	1,487	1,206
Operating leases	101,778	15,805	15,778	15,746	13,737	11,264	29,448
Vessel Commitments	35,017	32,212	2,805	-	-	-	-
Total by period	$323,233	$122,679	$36,479	$45,450	$44,691	$29,901	$44,033

Approximately $47 million of the $68 million long-term debt obligation in 2010, is related to a balloon payment on financing of our PCTC vessel purchased in 2007.  We intend to replace all or part of this balloon payment with long-term financing in 2010.

The above contractual obligations table does not include our approximate $16 million obligation to the Alabama State Port Authority related to the terminal upgrades in Mobile, AL, to be paid by us over the ten-year terminal lease.  This long-term obligation, reported in other long-term liabilities, will be met by the usage fees paid by our Rail Ferry vessels in the Mobile port.  The chart further excludes contingent equity contributions that may be payable to Dry Bulk under the circumstances described under “Liquidity and Capital Resources – Bulk Carriers.”  For additional information on our operating leases, see Note I.

Current Economic and Market Issues

The economic crisis that affected globally commercial activity, including ourselves, in a number of areas during the previous year continues at the current time.  While previously we found banking institutions severely tightening their lending standards or even eliminating access to credit for new projects, we have found change in the posture of those institutions indicating a willingness to review new credit proposals.  While the financial marketplace is not ready to fully extend credit under a number of circumstances, we have found potential financing avenues.

We have maintained for a number of years banking relationships with financially solid institutions.  Based on information currently available to us, we believe these institutions remain stable.  While the exact effects of the crisis to our customers is not fully known, we have not suffered from the nonpayment of freights or charterhires being earned in the ordinary course of business.  We continue to review the status of our customers and are ready to take appropriate actions to reduce potential exposures should the occasion arise.    While we have been fortunate in our ability to avoid potential hardships from the nonpayment of freights, we cannot provide you with assurance that this will continue.  For more information, see Item 1A, Risk Factors.

During the year ended 2009, the financial markets recovered a large portion of the dramatic fall seen during the 2008 year.  By maintaining our asset allocation within our stated Policy guidelines with targets of 60% equities and 40% fixed instruments, the Pension Plan also participated in the recovery.  While as of December 31, 2009 we continue to show an underfunded status in other comprehensive income, we have exceeded our required funding obligations under the current Pension Protection Act. We expect to contribute $600,000 for fiscal year 2010.  For more information, see Note E, Employee Benefit Plans.

Restructuring of Liner Services and Disposition of Certain LASH Assets

    The Board of Directors approved in the fourth quarter of 2006 to dispose of certain LASH Liner Service assets.  The decision was based on the belief that we could generate substantial cash flow and profit on the disposition of the assets, while improving our future operating results.  Accordingly, we sold our LASH Feeder vessel and 114 barges in the first quarter of 2007.  In the second quarter of 2007 we sold our one remaining U.S. flag LASH vessel and 111 LASH barges.  In the third quarter of 2007, the company elected to discontinue its International LASH service by the end of 2007.  During the first quarter of 2008, we sold the one remaining LASH vessel and the remainder of our LASH barges. The pre-tax gain of $9.9 million recorded in 2007 reflects a gain of $7.3 million on the sale of the LASH Feeder Vessel and Liner Vessel, and $2.6 million on the sale of LASH barges. The gain of $4.6 million recorded in 2008 reflects the gain from the sale of one LASH Vessel and remaining LASH barges. During 2008, we generated no revenues from our LASH services, compared to $42.0 million for 2007.  Profit from operations before taxes were $220,000 in 2008, compared to a $4.2 million loss in 2007.

    Our U.S. flag LASH service and International LASH service were reported in “Continuing Operations” as a part of our Liner segment in periods prior to June 30, 2007.  Financial information for all periods presented has been restated to remove the effects of those operations from “Continuing Operations”.

Rail-Ferry Service Expansion

This service provides a unique combination of rail and water ferry service between the U.S. Gulf Coast and Mexico.  The relatively low operating profit margin generated by this service makes higher cargo volumes necessary to achieve meaningful levels of cash flow and profitability.  The capacity of the vessels operating in our Rail-Ferry Service defines the maximum revenues and, in turn, the cash flow and gross profits that can be generated by the service.  Accordingly we made investments in 2007 that essentially doubled the capacity of the service including the construction of second decks on each of the ships as well as construction of new terminals in Mobile, Alabama and an upgraded terminal in Coatzacoalcos, Mexico. These capital investments have permitted us to expand our cargo volume and reduce our cost per unit of cargo carried.

We completed construction of the second decks in mid-2007 at a total cost of approximately $25 million, which we paid in full through December 31, 2007.  The utilization of the second deck capacity is directly related to the terminal upgrades in Mobile, AL and Coatzacoalcos, Mexico.  Both terminal upgrades were substantially completed in July 2007 and became operational at that time.  The total cost of the Mobile terminal was approximately $26 million, of which $10 million was funded by a grant from the State of Alabama.  The remaining $16 million was financed by the Alabama State Docks and will be repaid over the ten-year terminal lease.  Our share of the cost of the improvements to the terminal in Mexico was approximately $6.4 million.  We have a 49% interest in the company that owns the terminal in Mexico, and 30% of the advances to that company for our share of the cost of the terminal are accounted for as capital contributions with the remaining 70% accounted for as a loan to that company.

As of December 31, 2009, the cost of our total investment in a joint venture that owns a trans-loading and storage facility (RTI), which was used to support the Rail-Ferry service in New Orleans, included an equity investment in unconsolidated entities of $1.4 million and an outstanding loan of approximately $2.2 million due from our 50% partner in the venture.  As a result of our terminal operations moving from New Orleans to Mobile, an impairment test to determine our loss exposure on this facility was required.  As of December 31, 2009, no impairment was recorded as we expect to recover our total investment.
Our terminal lease with the Port of New Orleans was terminated during the second quarter of 2007, when we transitioned to the Mobile terminal.  As of June 30, 2007, we wrote off both the cost of the New Orleans terminal of $17.0 million, funded by the State and City, which was recorded as a leasehold improvement, and the reimbursements to us from the State and the City of $17.0 million that were recorded as deferred credits, resulting in no effect on net income.
Our investment in the New Orleans terminal was funded with the proceeds from a New Market Tax Credit (NMTC) financing agreement.  Under the NMTC financing, the lender has the ability to utilize certain tax credits associated with profitable operations at that location.  With the relocation of the operations to Mobile, Alabama, the lender amended the original application to the Federal agency that oversees the NMTC issuance to include the Mobile terminal as eligible property for the usage of the tax credits.

Bulk Carriers

In November 2009, we contracted with a Korean shipyard to construct three double hull Handy-Size Bulk Carrier Newbuildings with scheduled deliveries in early 2011.  We made equity payments of $17.0 million in the fourth quarter 2009 on these vessels.

We have a 50% interest in Dry Bulk, which owns 100% of subsidiary companies which own one Panamax-size Bulk Carrier and two Cape-Size Bulk Carriers.  This investment is accounted for under the equity method and our share of earnings or losses are reported in our consolidated statements of income net of taxes.  Dry Bulk’s subsidiary companies have entered into  ship purchase agreements with a Japanese company for two Handymax Bulk Carrier newbuildings, scheduled to be delivered in 2012.  Total investment in the newbuildings is anticipated to be approximately $74.0 million, of which our share would be 50% or approximately $37.0 million.  During the period of construction up to delivery, where 50% of the projected overall costs will be expended, Dry Bulk plans to finance the interim construction costs with equity contributions of up to 15% with the 85% balance of the cost being financed with a bank financed construction loan.  Due to the financial market conditions, it is possible that additional equity contributions may be required.  While it is anticipated that any required equity contributions will be covered by Dry Bulk’s subsidiary companies’ earnings, if they are not, our anticipated share of these interim equity contributions could be approximately $2.7 million, of which we have already funded $354,000.  Upon completion and delivery, Dry Bulk plans to establish permanent long-term financing.

In December 2009, we acquired a 25% investment in Oslo Bulk Shipping (“Oslo”) for $6,250,000, which, in 2008, contracted to build eight new Mini bulkers. These 8,000 dwt vessels are being constructed and are scheduled for deliveries commencing in the third quarter of 2010. This investment is accounted for under the equity method and our share of earnings or losses will be reported in our consolidated statements of income net of taxes.

Dividend Payments

The payment of stock dividends is at the discretion of our board of directors.  On October 29, 2008, our Board of Directors authorized the reinstitution of a quarterly cash dividend program beginning in the fourth quarter of 2008.

On January 28, 2010 our Board approved a 2010 first quarter payment of a $.50 cash dividend for each share of common stock held on the record date of February 17, 2010, which was paid on March 1, 2010.  During its January 2010 Board of Directors meeting, the board established a quarterly dividend target of $.375 per share, per quarter for the 2010 fiscal year.  Further information on all dividend payments since the reinstitution of the program can be found in Note A-Summary of Significant Policies found on page F-11

Environmental Issues

Our environmental risks primarily relate to oil pollution from the operation of our vessels.  We have pollution liability insurance coverage with a limit of $1 billion per occurrence, with deductible amounts not exceeding $500,000 for each incident.

On June 23, 2009, a complaint was filed in U.S. District Court of Oregon by ten plaintiffs against approximately forty defendants, including Waterman Steamship Corporation, which is one of our wholly owned subsidiaries. See Item 3 of this annual report for further information.

In January 2008 we were notified that the United States Coast Guard was conducting an investigation on the SS MAJOR STEPHEN W. PLESS regarding an alleged discharge of untreated bilge water by one or more members of the crew.  The USCG has inspected the ship and interviewed various crew members.  The United States Attorney’s Office has concluded its investigation and confirmed that we are not considered a target of any criminal investigation.

New Accounting Pronouncements

Derivatives and Hedging (Included in Accounting Standards Codification (“ASC”) 815 “Derivatives and Hedging”, previously SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities”)

    In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging activities” – an amendment of FASB Statement No. 133.  SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities.  SFAS No. 161 is effective for fiscal years beginning after November 15, 2008.  We adopted SFAS No. 161 on January 1, 2009 and the adoption had no effect on our consolidated financial position and results of operation.

FASB Accounting Standards Codification (Accounting Standards Update (“ASU”) 2009-01)

    In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized set of accounting standards.  The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts our  financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of our financial statements or disclosures as a result of implementing the Codification during the quarter ended September 30, 2009.

    As a result of our implementation of the Codification during the quarter ended September 30, 2009, previous references to new accounting standards and literature are no longer applicable. In the current year financial statements, we will provide both the ASC topic and the previous accounting standard to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

 Subsequent Events (Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

    ASC 855 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the financial statements are issued. ASC 855 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company.  ASC 855 became effective for interim or annual periods ending after June 15, 2009.

Fair Value of Financial Instruments (Included in Accounting Standards Codification (“ASC”) 825 “Interim Disclosures about Fair Value of Financial Instruments”)

    FSP 107-1 (ASC 825), “Interim Disclosures about Fair Value of Financial Instruments” (FSP 107-1), increases the frequency of fair value disclosures required by SFAS No. 107 (ASC 820), “Disclosures About Fair Value of Financial Instruments” (SFAS No. 107). This standard requires that companies provide qualitative and quantitative information about fair value estimates for all financial instruments not measured on the balance sheet at fair value in each interim report. Previously, this was only an annual requirement. We adopted this standard as of June 30, 2009.

Fair Value Measurements and Disclosures (Included in Accounting Standards Codification (“ASC”) 820 “Fair Value Measurements and Disclosures”)

    This update permits entities to measure the fair value of certain investments, including those with fair values that are not readily determinable, on the basis of the net asset value per share of the investment (or its equivalent) if such net asset value is calculated in a manner consistent with the measurement principles in “Financial Services-Investment Companies” as of the reporting entity’s measurement date (measurement of all or substantially all of the underlying investments of the investee in accordance with the “Fair Value Measurements and Disclosures” guidance). The update also requires enhanced disclosures about the nature and risks of investments within its scope that are measured at fair value on a recurring or nonrecurring basis. This update will be effective for the company beginning October 1, 2009. ,We adopted this update on December 31, 2009 with no effect on our consolidated financial position and results of operations.

LIQUIDITY - 2008

    The following discussion should be read in conjunction with the more detailed Consolidated Balance Sheets and Consolidated Statements of Cash Flows included elsewhere herein as part of our Consolidated Financial Statements.

    Our working capital (which we define as the difference between our total current assets and total current liabilities) increased from $23.2 million at December 31, 2007, to $50.5 million at December 31, 2008.  Cash and cash equivalents increased during 2008 by $37.1 million to a total of $51.8 million.  This increase was due to cash provided by operating activities of $42.2 million, and cash provided by investing activities of $41.4 million, offset by cash used by financing activities of $45.9 million.  Of the $39.8 million in current liabilities at December 31, 2008, $13.3 million related to current maturities of long-term debt.

    Operating activities generated positive cash flow after adjusting net income of $39.1 million for non-cash provisions such as depreciation, amortization and gains on sales of assets and investments.  Cash provided by operating activities of $42.2 million for 2008 also included, among other things, the add back of the non-cash loss of $1.4 million on the early redemption of Preferred Stock, the deduction of the non-cash $4.6 million pre-tax gain on the sale of LASH assets, and the deduction of the non-cash recognition of $20.9 million in earnings from our equity in net income of unconsolidated entities, which included a gain on the sale of a Panamax Bulk Carrier.  We received cash dividends of $6.0 million from the normal operations of our unconsolidated entities, with the proceeds from the aforementioned sale presented in investing activities.

    Cash provided by investing activities of $41.4 million for 2008 included proceeds from the sale of our discontinued LASH liner service assets of $10.8 million, proceeds from Dry Bulk’s subsidiary company’s sale of the Panamax Bulk Carrier of $25.5 million, net proceeds from the sale and purchase of short term investments of $1.6 million and principal payments received under direct financing leases of $7.5 million, partially offset by capital improvements of $4.0 million, including improvements to our information technology systems and additional tank work on our Rail-Ferry vessels.

    Cash used for financing activities of $45.9 million for 2008 included regularly scheduled debt payments of $13.0 million, payment of $17.3 million on the early redemption of our Preferred Stock, $11.5 million of repurchases of our common stock, and $3.7 million on cash dividends paid on our common stock.

    In March of 2008, we signed an agreement with Regions Bank to provide us with an unsecured revolving line of credit for $35 million.  This facility replaced the prior secured revolving line of credit for the like amount.  As of December 31, 2008, $6.4 million of the $35 million revolving credit facility, which expires in April of 2010, was pledged as collateral for letters of credit, and the remaining $28.6 million was available. Currently we are evaluating our options to increase our line of credit and expect tighter bank restrictions due to the overall condition of the credit markets.

    We frequently evaluate the possibility of acquiring additional vessels or businesses.  At any given time, we may be engaged in discussions or negotiations regarding additional acquisitions.  We generally do not announce our acquisitions or dispositions until we have entered into a preliminary or definitive agreement.  We may require additional financing in connection with any such acquisitions, the consummation of which could have a material impact on our financial condition or operations.

LIQUIDITY - 2007

    The following discussion should be read in conjunction with the more detailed Consolidated Balance Sheets and Consolidated Statements of Cash Flows included elsewhere herein as part of our Consolidated Financial Statements.

    Our working capital (which we define as the difference between our total current assets and total current liabilities) increased from $3.0 million at December 31, 2006, to $23.2 million at December 31, 2007.  Cash and cash equivalents decreased during 2007 by $30.2 million to a total of $14.1 million.  This decrease was primarily due to the retirement of all the remaining outstanding obligations of our 7¾% Senior Unsecured Notes (“Notes”) in October of 2007 of $41.9 million, cash used by other financing activities of $6.3 million, and cash used for investing activities of $2.2 million, partially offset by cash provided by operating activities of $20.2 million.  Of the $40.2 million in current liabilities at December 31, 2007, $12.7 million related to current maturities of long-term debt.

    Operating activities generated positive cash flow after adjusting net income of $17.4 million for non-cash provisions such as depreciation, amortization and gains on sales of assets and investments.  Cash provided by operating activities of $20.2 million for 2007 also included a decrease in accounts receivable of $1.3 million primarily due to the timing of collections of receivables from the MSC and U.S. Department of Transportation, offset by a decrease in accounts payable and accrued liabilities of $4.9 million.  Also included was $9.8 million of cash used to cover payments for vessel drydocking costs in 2007, offset by cash distributions of $4.4 million received from our investments in unconsolidated entities.

    Cash used by investing activities of $2.2 million for 2007 included proceeds from the sales of assets of $48.8 million, including $32.0 million on the sale of the Molten Sulphur Carrier (discussed below) and $16.8 million on the sale of LASH assets and our investment in our unconsolidated entity in Mexico (TTG).  These were offset by the use of $56.1 million of cash for the purchase of capital assets, including $26.8 million for a U.S. flag PCTC, which was previously under lease; $13.7 million for the first payment on the 6400 CEU Newbuilding PCTC (discussed below); and $10.4 million for second deck modifications on the Rail-Ferry vessels.

    Cash used for financing activities of $48.2 million for 2007 included regularly scheduled debt payments of $8.3 million, and $41.9 million for the retirement of our 7¾% Senior Notes, as well as $2.4 million for preferred stock dividend payments.  These uses of cash were partially offset by proceeds of $5.7 million from the issuance of common stock pursuant to the exercise of stock options by our Chairman and President.

    In 2007, we invested $43.5 million for the purchase of a Panamanian flagged PCTC.  The vessel was purchased with 100% financing and subsequently chartered to a third party under a financing lease arrangement.  This noncash transaction is not reflected in our Consolidated Statements of Cash Flows.